Exhibit 10.2

AMENDMENT TO EMPLOYMENT OFFER LETTER FOR CHANGE OF CONTROL

This Letter Agreement is made on May 6, 2019 between Mutya Harsch (“Executive”), Foamix Pharmaceuticals Ltd. (“Foamix”) and Foamix Pharmaceuticals Inc., a wholly-owned subsidiary of Foamix (“Foamix Pharmaceuticals Inc.”). Reference is made to the Offer Employment Letter (the “Offer Letter”) dated as of November 1, 2017 between Executive and Foamix Pharmaceuticals Inc.

In order to attract and retain the services of senior management, and to assure the present and future continuity, objectivity and dedication of management in the event of any change in control, each of Executive, Foamix and Foamix Pharmaceuticals Inc. wish to amend the Offer Letter to incorporate certain severance payments and benefits on certain terminations of employment in connection with a change of control of Foamix.

In furtherance of this purpose, the Offer Letter shall be amended by adding the following paragraphs to the Offer Letter following the definition of Cause. Capitalized terms used herein but not defined shall have the terms ascribed to them in the Offer Letter.

Notwithstanding the above, if your employment is terminated by the Company without Cause or by you for Good Reason within the six (6) month period before, or the twelve (12) month period after, a Change of Control (a “Qualifying Change of Control Termination”), you will be entitled to receive a change of control payment equal to twelve (12) months of your then current base salary plus the COBRA Continuation (as defined below), subject to your delivery of an executed release to the Company acceptable to the Company in its sole discretion.

“COBRA Continuation” shall mean reimbursement of your COBRA premiums until the earlier of (a) the first anniversary of your date of termination of employment or (b) the date on which you become covered under another employer’s medical plan.

Furthermore, notwithstanding the terms of the Foamix equity incentive plan under which your equity awards are granted or any applicable award agreements, in the event of a Qualifying Change of Control Termination, all of your outstanding, unvested Foamix employee stock options and unvested restricted stock units, if any, shall become fully vested and any restrictions thereon shall lapse.

For purposes of the above paragraph:

“Good Reason” means: (a) a material reduction in the Executive’s base salary, (b) a material reduction in the Executive’s target annual bonus opportunity; (c) a relocation of the Executive’s principal place of employment by more than twenty-five  (25) miles; or (d) an adverse change in the Executive’s position, including title, reporting relationship(s), authority, duties or responsibilities; all of the above without the Executive’s consent.

“Change of Control” means (a) one person or a group acquires the beneficial ownership of stock of Foamix or any subsidiary of Foamix that results in that person or group owning more than 50% of the total fair market value or total voting power of the stock of Foamix or any of its subsidiaries, (b) a majority of the members of the Board of Directors of Foamix are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election, or (c) one person or group acquires all or substantially all of the assets of Foamix or any of its subsidiaries. Notwithstanding the foregoing, the term Change in Control will not include a sale of assets, merger or other transaction effected primarily for the purpose of changing the domicile of the Company.

The change of control payments set forth above (both outside the Change of Control context and within the Change of Control context) will be paid in a lump sum within sixty (60) days following the date of termination of employment or sixty (60) days following the Qualifying Change of Control, whichever is later.  All payments pursuant to this offer letter will be subject to applicable deductions and withholdings.

The payments and benefits under this offer letter are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this offer letter will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this offer letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A.   Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.  Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this offer letter, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.   With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A.

Other than as set forth herein, this Letter Agreement shall not otherwise affect the terms and conditions of the Offer Letter.  This Letter Agreement shall be governed by the laws of the State of New Jersey.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date set forth above.

MUTYA HARSCH

By:          ____________________________________

Name:     ____________________________________

Title:       ____________________________________

FOAMIX PHARMACEUTICALS LTD.

By:          ____________________________________

Name:     ____________________________________

Title:       ____________________________________

FOAMIX PHARMACEUTICALS INC.

By:          ____________________________________

Name:     ____________________________________

Title:       ____________________________________